Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Boise Cascade Company:

We consent to the incorporation by reference in the registration statement (No. 333-212976) on Form S-8 of Boise Cascade Company of our reports dated February 25, 2019, with respect to the consolidated balance sheets of Boise Cascade Company as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Boise Cascade Company. Our report refers to a change in its method of accounting for revenue recognition in 2018 due to the adoption of ASC Topic 606, Revenue from Contracts with Customers.
/s/ KPMG LLP
Boise, Idaho
February 25, 2019